Exhibit 10.36

To:	Rosamund Else-Mitchell

From:	Jack Lynch

Date:	August 3, 2017

Reference:	Promotion

This memo confirms our agreement on August 2, 2017 of the terms of your promotion to EVP, Chief Learning Officer, which will be effective August 4, 2017. You will continue to report to me.

Your salary will not change in connection with this promotion, but will continue to be reviewed periodically in accordance with the company’s practices. You will continue to be eligible to participate in the Houghton Mifflin Harcourt Company 2017 Bonus Plan (US), subject to the terms and conditions of that plan, with your Target Bonus thereunder increasing to 100% of your Bonus Earnings Basis, effective August 4, 2017. For purposes of clarification, in accordance with the terms and conditions of the bonus plan any 2017 bonus would be calculated at a 75% Target Bonus rate from 1/1/17 - 8/3/17 and 100% Target Bonus rate for the remainder of 2017. The Company’s bonus plans, and payment under such plans, are operated at the discretion of the plan administrators and are subject to change from year to year. Capitalized terms in this paragraph have the meaning set forth in the bonus plan.

You will receive an equity award under the terms of the Houghton Mifflin Harcourt Company (“Parent”) 2015 Omnibus Incentive Plan (the “Equity Plan”) in the form of (a) restricted stock units (“RSUs”) with respect to that number of shares of parent common stock having a fair market value equal to $125,000 on the grant date (the “Initial Grant”) and (b) subsequent to Compensation Committee approval, RSUs with respect to that number of shares of parent common stock having a fair market value equal to $25,000 on the grant date (the “Subsequent Grant”). The RSUs under the Initial Grant will vest in equal installments on each of the first three anniversaries of the date of the grant, subject to your continued employment with the Company. Subject to Compensation Committee approval, the RSUs under the Subsequent Grant will vest in equal installments on each of the first three anniversaries of the date of the grant of the Initial Grant, subject to your continued employment with the Company. The specific vesting schedule and other terms of each such equity award will be set forth in an award agreement and will be subject to the terms and conditions of such agreement and the Equity Plan. In accordance with the Parent’s Equity Grant Policy, the grant date for (x) the RSUs under the Initial Grant will be the business day that is three days following the date on which the parent first releases quarterly earnings information following your acceptance of the terms of the new role and (y) RSUs under the Subsequent Grant will be the business day that is three days following the date on which the parent first releases quarterly earnings information following your acceptance of the terms of the new role and approval of the award.

Additionally, subject to Compensation Committee approval and the existing Long Term Incentive Program (“LTIP”) framework continuing in its current form into 2018, the Company anticipates that your 2018 LTIP award would have an aggregate fair market value of approximately $750,000 on the date of grant. Any such award would be subject to the terms and conditions of such program. The Company’s LTIPs, and awards under such programs, are operated at the discretion of the plan administrators and are subject to change from year to year. If the existing framework changes for 2018, your award would change at a level commensurate with other Executive Leadership Team awards.

Finally, you will be eligible to participate in the Houghton Mifflin Harcourt Publishing Company ELT Severance Plan as a Tier I employee and the HMH Holdings (Delaware), Inc. Change in Control Severance Plan as a Tier II employee, in accordance with and subject to the terms of such plans. Copies of such plans are enclosed for your reference.

For clarification purposes, the terms of the September 22, 2016 retention letter from L. Gordon Crovitz and the terms of your existing equity award agreements are unchanged by this memo and you continue to be eligible for benefits in accordance with the terms and conditions of such agreements.

Your employment with the Company will continue to be at-will, meaning that you or the Company may terminate the employment relationship for any or no reason, at any time, with or without notice.

Rose, I’m excited to work with you in this new role. We sincerely appreciate the many significant contributions that you make to Houghton Mifflin Harcourt and look forward to a continued mutually rewarding relationship.

/s/ John J. Lynch, Jr.	8/3/17
John J. Lynch, Jr., President & CEO	Date:

By signing below, I acknowledge that I have read and am in agreement with the terms above.

/s/ Rosamund Else-Mitchell	8/3/17
Rosamund Else-Mitchell	Date:

CC: Personnel file

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